As Filed with the Securities and Exchange Commission on August 1, 1997


                                FILE NO. 811-7884


                       SECURITIES AND EXCHANGE COMMISSION


                             WASHINGTON, D.C. 20549




                                    FORM N-1A


                             REGISTRATION STATEMENT


                                      UNDER


                       THE INVESTMENT COMPANY ACT OF 1940


                                 AMENDMENT NO. 7


                       THE INTERNATIONAL EQUITY PORTFOLIO
               (Exact Name of Registrant as Specified in Charter)



        P.O. Box 2508 GT, George Town, Grand Cayman, Cayman Islands, BWI
                    (Address of Principal Executive Offices)



       Registrant's Telephone Number, Including Area Code: (809) 949-6644



                 John E. Pelletier, c/o Funds Distributor, Inc.
            60 State Street, Suite 1300, Boston, Massachusetts 02109
                     (Name and Address of Agent for Service)

                                            Copy to: Steven K. West, Esq.
                                                     Sullivan & Cromwell
                                                     125 Broad Street
                                                     New York, NY  10004


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                                 EXPLANATORY NOTE


     This  Registration  Statement has been filed by the Registrant  pursuant to
Section 8(b) of the Investment Company Act of 1940, as amended. However, beneficial interests in the Registrant are not being registered under the Securities Act of 1933, as amended (the "1933 Act"), because such interests will be issued solely in private placement transactions that do not involve any "public offering" within the meaning of Section 4(2) of the 1933 Act. Investments in the Registrant may only be made by other investment companies, insurance company separate accounts, common or commingled trust funds or similar organizations or entities that are "accredited investors" within the meaning of Regulation D under the 1933 Act. This Registration Statement does not constitute an offer to sell, or the solicitation of an offer to buy, any beneficial interests in the Registrant.

     Post-effective Amendment No. 6 to the Registrant's Registration Statement, filed with the Securities and Exchange Commission ("SEC") on February 27, 1997 (Accession No. 0001016964-97-000023), is hereby incorporated by reference in its entirety except for the following:

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                                       PART A



     1. The second sentence of the seventh paragraph under the heading "Investment Objective and Policies" is replaced with the following:

         Through the use of forward foreign currency exchange contracts, the Advisor will adjust the Portfolio's foreign currency weightings relative to the EAFE Index. In addition, from time to time, the Advisor may reduce the Portfolio's foreign currency exposure by entering into forward foreign currency exchange contracts to sell a foreign currency in exchange for the U.S. dollar.

     2. The following is added after the second sentence of the second paragraph under the heading "Foreign Currency Exchange Transactions":

         These contracts are derivative instruments, as their value derives from the spot exchange rates of the currencies underlying the contracts.

     3. The third paragraph under the above heading is replaced with the following:

         The Portfolio may enter into forward foreign currency exchange contracts to adjust its currency exposure relative to its benchmark, the EAFE Index. The Portfolio may also enter into forward foreign currency exchange contracts in connection with settlements of securities transactions and other anticipated payments or receipts. In addition, from time to time, the Advisor may reduce the Portfolio's foreign currency exposure by entering into forward foreign currency exchange contracts to sell a foreign currency in exchange for the U.S. dollar. Forward foreign currency exchange contracts may involve the purchase or sale of a foreign currency in exchange for U.S. dollars or may involve two foreign currencies.


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                                      A-1

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                                     PART B



FINANCIAL STATEMENTS.

         The Portfolio's April 30, 1997 semiannual report filed with the SEC pursuant to Section 30(b) of the 1940 Act and Rule 30b2-1 thereunder is incorporated herein by reference (Accession No. 0000912057-97-022100), filed June 27, 1997.


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                                       B-1

                                    SIGNATURE

Pursuant to the requirements of the Investment Company Act of 1940, as amended, the Registrant has duly caused this Amendment to its Registration Statement on Form N-1A to be signed on its behalf by the undersigned, thereunto duly authorized, in George Town, Grand Cayman, Cayman Islands, BWI, on the 31st day of July, 1997.


         THE INTERNATIONAL EQUITY PORTFOLIO


By        /S/ LENORE J. MCCABE
         ------------------------------------------------
         Lenore J. McCabe
         Assistant Secretary and Assistant Treasurer


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